UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2005

WIRELESS FACILITIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27231	13-3818604
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4810 Eastgate Mall
San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

(858) 228-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 4, 2005, the board of directors of Wireless Facilities, Inc. (the “Company”) appointed Andrew M. Leitch as a new director, to serve until his successor is duly elected and qualified or until his earlier resignation or removal.  This appointment by the Company’s board of directors was based on the recommendation of its nominating committee.  Mr. Leitch was recommended to the nominating committee by members of the Company’s board of directors, and has been determined by the Company’s board of directors to be independent, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards.  Mr. Leitch was also appointed to the audit committee and nominating committee.

In connection with his appointment, the Company granted to Mr. Leitch an option to purchase 20,000 shares of common stock of the Company at an exercise price of $6.28 per share under the Company’s 1999 Equity Incentive Plan. Twenty-five percent of the total number of shares subject to the option will vest on the first anniversary of the date of grant and 1/48 of the total number of shares subject to the option shall vest on each monthly anniversary of the date of grant thereafter, subject to Mr. Leitch’s continued service for the Company.

The Company issued a press release on April 7, 2005 announcing Mr. Leitch’s appointment to the board of directors, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

 (c) Exhibits.

99.1         Press Release of Wireless Facilities, Inc., dated April 7, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIRELESS FACILITIES, INC.

Date: April 7, 2005	/s/ James R. Edwards
James R. Edwards
Sr. Vice President
General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of Wireless Facilities, Inc., dated April 7, 2005.